Exhibit 1.1
FIRST AMENDMENT
          FIRST AMENDMENT (this “Agreement”), dated as of October 1 , 2009, by between ENVIRONMENTAL TECTONICS CORPORATION, a Pennsylvania corporation (“Borrower”) and PNC BANK, NATIONAL ASSOCIATION (“Bank”)
WITNESSETH:
          WHEREAS, Borrower and Bank are parties to a certain letter agreement dated July 2, 2009 (as the same has been or may be supplemented, restated, superseded, amended or replaced from time to time, the “Loan Agreement”);
          WHEREAS, Borrower desires to make certain changes to the Loan Agreement;
          WHEREAS, at the request of Borrower and based on information provided to it by Borrower, Bank has agreed to amend the Loan Agreement, all on the terms and subject to the conditions set forth herein.
          NOW, THEREFORE, in consideration of the foregoing and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
          Defined Terms. Unless otherwise defined herein (including in the foregoing recitals), terms defined in the Loan Agreement are used herein as therein defined.
          Amendments. The Loan Documents are hereby amended as follows:

               Section 1 of the Loan Agreement is amended by deleting the date “June 30, 2010” and substituting the date “June 30, 2011” in lieu thereof.
               Subclauses (1) and (2) of Part B of Exhibit A to the Loan Agreement are amended and restated to read in full as follows:
“(1) The Borrower will maintain as of the end of each fiscal quarter a Consolidated Tangible Net Worth of at least $10,000,000.”
(2) (a) The Borrower will maintain as of the end of each fiscal quarter ending during the periods indicated a minimum EBITDA for such quarter as set forth below:

Period	EBITDA

June 1, 2009 through August 31, 2009	$1,200,000
September 1, 2009 through November 30, 2009	$1,000,000
     (b) Beginning with the last day of the first fiscal quarter ending after December 1, 2009, and as of the last day of each fiscal quarter ending thereafter, the Borrower will maintain a minimum aggregate EBITDA of $4,000,000 for the four fiscal quarter period then ending, including the fiscal quarter then ending and the three immediately preceding fiscal quarters.”
               Section 1 of the Note is amended by deleting the date “June 30, 2010” and substituting the date “June 30, 2011” in lieu thereof.
          Representations and Warranties. Borrower hereby represents and warrants to Bank that:
               There exists no Event of Default or event which with the passage of time, provision of notice or both would constitute an Event of Default under Loan Agreement as amended hereby;
               The representations and warranties made by Borrower in the Loan Agreement are true and correct in all material respects on and as of the date hereof as if made on and as of the date hereof;
               The execution and delivery of this Agreement by Borrower have been duly authorized by all requisite action on behalf of Borrower, and this Agreement constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);
               The execution, delivery and performance of this Agreement will not violate any applicable provision of law or judgment, order or regulation of any court or of any public or governmental agency or authority or conflict with or constitute a breach of or a default under any instrument to which Borrower is a party or by which Borrower or any of its properties is bound; and
               No approval, consent or authorization of, or registration, declaration or filing with, any governmental or public body or authority, or any trustee or holder of any indebtedness, is required in connection with the valid execution, delivery and performance by Borrower of this Agreement, except such as have been obtained.
          Conditions Precedent. The effectiveness of the amendments set forth herein is subject to the fulfillment, to the satisfaction of Bank and its counsel, of the following conditions precedent:
               Borrower shall have delivered to Bank the following, all of which shall be in form and substance satisfactory to Bank and shall be duly completed and executed by all parties:
                    this Agreement, including the consent of Guarantor;
                    a certificate of the Secretary or Assistant Secretary of Borrower certifying (A) the resolutions of the board of directors approving the execution, delivery and performance of this Agreement, (B) if there has been any change to Borrower’s certificate of incorporation or bylaws since the last delivery thereof to Bank, true and correct copies of such documents, or that there have been no changes to such documents and (C) the incumbency and signature of the officers of Borrower executing this Agreement;
               Payment by Borrower to Bank of a $5,000 amendment fee, which is non-refundable and fully earned on the date hereof.
               The representations and warranties set forth in the Loan Agreement shall be true and correct in all material respects on and as of the date hereof.
               No Event of Default or event which with the passage of time, provision of notice or both would constitute an Event of Default shall have occurred and be continuing under the Loan Agreement as amended hereby.
          Ratification; References; No Waiver. Except as expressly amended by this Agreement, the Loan Agreement shall continue to be, and shall remain, unaltered and in full force and effect in accordance with its terms. All references in the Loan Agreement to “this Agreement,” “hereof,” “hereto” and “hereunder” shall be deemed to be references to the Loan Agreement as amended hereby, and all references in any of the Loan Documents to the Loan

Agreement shall be deemed to be to Loan Agreement as amended hereby. This Agreement does not and shall not be deemed to constitute a waiver by Bank of any breach, event which with the passage of time, provision of notice or both would constitute an Event of Default, Event of Default, or of any of Bank’s other rights or remedies.
          Release. In consideration of the execution of this Agreement by Bank, Borrower hereby releases Bank and its officers, attorneys, agents and employees from any liability, suit, damage, claim, loss or expense of any kind or nature whatsoever and howsoever arising that Borrower ever had, now has, or may have against Bank arising out of or relating to the Loan Agreement or Bank’s acts or omissions with respect thereto occurring prior to the date hereof. Borrower further states that it has carefully read the foregoing release, knows the contents thereof and grants the same as its own free act and deed.
          Miscellaneous.
               Expenses. Borrower agrees to pay all of Bank’s reasonable out-of-pocket expenses incurred in connection with the preparation, negotiation and execution of this Agreement, including, without limitation, the reasonable fees and expenses of Ballard Spahr LLP.
               Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
               Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of Borrower and Bank and their respective successors and assigns.
               Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument.
               Headings. The headings of any paragraph of this Agreement are for convenience only and shall not be used to interpret any provision hereof.
               Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ENVIRONMENTAL TECTONICS CORPORATION
By:	/s/ Duane D. Deaner
	Name:	Duane D. Deaner
	Title:	Chief Financial Officer

PNC BANK, NATIONAL ASSOCIATION,
By:	/s/ John M. DiNapoli
	Name:	John M. DiNapoli
Title:

CONSENT OF GUARANTOR
     The undersigned guarantor (the “Guarantor”) consents to the provisions of the foregoing First Amendment (the “Amendment”) and confirms and agrees that: (a) Guarantor’s obligations under his Amended and Restated Guaranty dated as of July 2, 2009 (as heretofore amended, the “Guaranty”), relating to the Line of Credit Obligations (as defined in the Guaranty) shall be unimpaired by the Amendment; (b) Guarantor has no defenses, setoffs, counterclaims, discounts or charges of any kind against Bank, its officers, directors, employees, agents or attorneys with respect to the Guaranty; and (c) all of the terms, conditions and covenants in the Guaranty remain unaltered and in full force and effect and are hereby ratified and confirmed and apply to the Line of Credit Obligations, as modified by the Amendment. The Guarantor certifies that all representations and warranties made in the Guaranty are true and correct in all material respects as of the date of the Amendment.
     WITNESS the due execution of this Consent as of the date of the Amendment, intending to be legally bound hereby.

By:	/s/ H. F. Lenfest
H.F. Lenfest